重庆百君律师事务所
EXCEEDON & PARTNERS LAW FIRM

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November 12, 2010
China Redstone Group, Inc.
239 Jianxin Road, Jiangbei District,
Chongqing, PRC 400000

Re:	CHINA REDSTONE GROUP, INC.
Registration Statement on Form S-1/A

Ladies and Gentlemen:

We are a firm of lawyers qualified to practice and practicing in the People’s Republic of China (“PRC” or “China”) and have acted as Chinese Legal Counsel to China Redstone Group, Inc., a Delaware corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 2,173,501 shares of the Company’s common stock, $0.001 par value per share, including 771,239 shares issuable upon exercise of common stock purchase warrants (the “Warrants”). We have been requested by the Company to render an opinion with respect to the following issues:

(i)	The legality of the structure by which the Company’s business is operated in the PRC;

(ii)
Whether PRC law restricts the ability of the Company’s wholly-owned subsidiary, Chongqing Ran Ji Industrial Co., Ltd., to provide consulting services to Chongqing Foguang Tourism Development (Group) Co., Ltd.;

(iii)	Which category does Foguang’s business fall within the Catalogue;

(iv)
Whether government approval is required under PRC law for the operation of Foguang’s business under the Contractual Arrangements, and whether the Contractual Arrangements are valid and enforceable under PRC law ; and

(v)	Which PRC laws and regulations may be applicable to and have a significant impact on the Company’s business.

For the purpose of giving this opinion, we have examined the following documents (collectively, “the Documents”):

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(a)
A copy of the chartered documents of the Company’s following affiliates: (1) Gold Industry Limited (the “Cayman Company”), a company incorporated under the laws of the Cayman Islands; (2) Gold Holy Industry Limited (the “HK Company”), a company incorporated under the laws of the Hong Kong Special Administrative Region; (3) Chongqing Ran Ji Industrial Co., Ltd. (the “WFOE”), a company incorporated under the laws of the PRC; and (4) Chongqing Foguang Tourism Development (Group) Co., Ltd. (“Foguang”), a company incorporated under the laws of the PRC.

(b)
The public records of the WFOE and Foguang on file and available for inspection at the Companies Registry of the PRC maintained by the competent local office of the State Administration for Industry and Commerce as of the issuance date of this Opinion.

We have reviewed such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

A company search conducted in the Companies Registry of the PRC is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by the Companies in any other jurisdiction.

For the purpose of drafting this opinion we have assumed:

(a)	The genuineness of all signatures and seals, the conformity to originals of all Documents purporting to be copies of originals and the authenticity of the originals of such documents;

(b)	All the obligations under the Documents of each party to it other than the Companies are legal, valid and binding on that party in accordance with its terms;

(c)
The due compliance with all matters (including, without limitation, the obtaining of necessary consents, licenses and approvals, and the making of necessary fillings and registrations) required under any laws other than the laws of the PRC and compliance with the provisions of such laws as are applicable to the Documents and the parties thereto and the legality, validity and enforceability of the Documents under such laws;

(d)
That such Documents containing resolutions of directors and members/shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the members/shareholders, respectively, accurately and genuinely represent proceedings of meetings of the directors and/or the members/shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(e)	The accuracy and completeness of all factual representations (if any) made in the Documents;

(f)
That insofar as any obligation under the Documents is to be performed in any jurisdiction outside the PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(g)
That the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Companies and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry of the PRC but had not been processed at the time when the search was conducted; and

(h)	That there has been no change in the information contained in the latest annual tax return of the Companies made up to the issuance of this opinion.

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We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This opinion is limited to and is given on the basis of the current law and practice in the PRC and is to be construed in accordance with, and is governed by, the laws of the PRC.

Based upon and subject to the foregoing and further subject to the qualifications set forth below, we provide the following opinions at the date hereof:

A.	Regarding issue (i): The legality of the structure by which the Company’s business is operated in PRC

(a)
The Company was incorporated in Delaware on July 10, 2007, originally under the name “Artistry Publications, Inc.”, On April 6, 2010, the Company effectuated a name change, from “Artistry Publications, Inc.” to “China Redstone Group, Inc.” by merging with a wholly-owned subsidiary named “China Redstone Group, Inc.,” with the Company as the surviving entity.

(b)
The Cayman Company was incorporated on September 11, 2009, under the laws of the Cayman Islands, with the registration number of 230698 and registered address at the Offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KYl-1112, Cayman Islands. RAN Yiyou, CHEN Jianquan and CHEN Yang are the current directors of the Cayman Company. As a result of the Share Exchange Agreement entered into among the Company, the Cayman Company and the shareholders of the Cayman Company on February 12, 2010, the Cayman Company became a wholly-owned subsidiary of the Company.

(c)
The HK Company was incorporated on September 29, 2009, under the laws of Hong Kong, with the registration number of 1377576 and registered address at 509 Bank of America Tower, 12 Harcourt RD Central, Hong Kong. RAN Yiyou, CHEN Jianquan and CHEN Yang are the current directors of the HK Company. As of the date of the Share Exchange Agreement and as of the date hereof, the Cayman Company owns 100% of the equity interests in the HK Company.

(d)
The WFOE was established on December 15, 2009 under the laws of the PRC, with the registration number of 500000400045473 and registered office at 2nd Floor, Fu Li Bowling Alley, Changshou Rd., Changshou District, Chongqing. The registered capital of the WFOE is USD$25,000,000.00. RAN Yiyou, CHEN Jianquan and CHEN Yang are the current directors of the WFOE. RAN Yiyou is the current legal representative of the WFOE. As of the date of the Share Exchange Agreement and as of the date hereof, the HK Company owns 100% of the equity interests in the WFOE.

(e)
Foguang was incorporated as a limited liability company on October 18, 2002, under the laws of the PRC. The registered capital of Foguang is RMB 100,000,000.00. Foguang was incorporated with the registration number of 500221000010019 and the registered address at Upper Jiang Nan Town Street, Changshou District, Chongqing. RAN Yiyou, CHEN Jianquan, FU Chaoyang, CHEN Yang and LIU Mingsheng (collectively the “Owners”) currently own 24%, 27.9%, 16.74%, 24.36% and 7% of the equity interests in Foguang. RAN Yiyou, CHEN Jianquan and CHEN Yang are the current directors of Foguang. RAN Yiyou is the current legal representative of Foguang.

(f)
On December 15, 2009, Foguang and the Owners entered into a set of contractual arrangements (collectively the “Contractual Arrangements”) with the WFOE, thereby establishing a contractual relationship between the WFOE and Foguang. Other than the interests in the Contractual Arrangements, neither the Company, the Cayman Company, the Hong Kong Company nor the WFOE owns any equity interests in Foguang.

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(g)	The relationships among the foregoing companies are shown on the chart below:

Based on the foregoing, the above structure by which the Company’s business is operated in the PRC does not violate any existing applicable PRC law, rule or regulation as of the date of the Share Exchange Agreement and as of the date hereof.

B.	Regarding issue (ii): Whether PRC law restricts the ability of the Company’s wholly-owned subsidiary, the WFOE, to provide consulting services to Foguang

Under the Catalogue for the Guidance of Foreign Investment Industries (Amended in 2007) issued by State Development and Reform Commission, Ministry of Commerce (the “Catalogue”), foreign investment is either “encouraged,” “restricted” or “prohibited” from participating in certain businesses in the PRC. Furthermore, if a type of business is not specified in the Catalogue under any one of the three categories, then foreign investment is generally permitted into such business. The consulting services that the WFOE provides to Foguang under the Contractual Arrangements falls within the Catalogue’s “encouraged” category for foreign investment, specifically under Clause 3 of Section VII (Rent and Business Service) : “Engaged in such information technology and business flow outsourcing services as system application management and maintenance, information technology supportive management, bank background service, financial settlement, human resource service, software development, call center, data processing by means of accepting service outsourcing.” Additionally, “commercial consulting service” is among the WFOE’s business scope as registered on its business license. Therefore, it is our opinion that the WFOE is not restricted by PRC law to provide the consulting services under the Contractual Arrangements to Foguang.

C.	Regarding issue (iii): Which category does Foguang’s business fall within the Catalogue

Foguang’s principle business is the development and sales of cemetery plots and related funeral services. According to the National Economic Industries Classification issued and made public by PRC National Bureau of Statistics on is official internet site http://www.stats.gov.cn, “Cemetery Development and Sales and related funeral services” (Classification Number 827 8270) is classified as “Resident Services” (Classification Number 82), and “Resident Services” is under  “Resident Services and other Services” (Classification Number O), “Resident Services and other Services” does not fall under any of the three defined categories of the Catalogue. As such, foreign investment in Foguang’s business is permitted under PRC law.

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D.
Regarding issue (iv): Whether government approval is required under PRC law for the operation of Foguang’s business under the Contractual Arrangements, and whether the Contractual Arrangements are valid and enforceable under PRC law

In August 2006, Ministry of Commerce (“MOFCOM”), State-owned Assets Supervision and Administration Commission, State Taxation Bureau, State Administration for Industry and Commerce (“SAIC”), China Securities Regulatory Commission and China’s State Administration of Foreign Exchange (“SAFE”) jointly issued the Provisions on Acquisition of Domestic Enterprises by Foreign Investor (the “Provisions”) which impose approval requirements from MOFCOM and China Security Regulatory Commission (“CSRC”) for mergers and acquisitions of a domestic enterprise by foreign investors through the way of equity M&A or asset M&A.

Article 2 of the Provisions defines “equity M&A” and “asset M&A” as the following: For the purpose of the Provisions, mergers and acquisitions of a domestic enterprise by foreign investors shall mean that foreign investors, purchase equity interest from shareholders of domestic enterprise with no foreign investment (hereinafter referred to as the “Domestic Company”) or subscribe to the increase in the registered capital of the Domestic Company with the result that such Domestic Company changes into a foreign investment enterprise (hereinafter referred to as “Equity Merger and Acquisition”); or the foreign investors establish a foreign investment enterprise and then, through such enterprise, purchase the assets of a domestic enterprise by agreement and operate such assets, or the foreign investors purchase the assets of a domestic enterprise by agreement and use such assets as investment to establish a foreign investment enterprise to operate such assets (hereinafter referred to as “Asset Merger and Acquisition”).

As discussed under Section C above, it is our opinion that foreign investment in Foguang is permitted under PRC law. Thus, with MOFCOM and CSRC approvals, the Company may, directly or indirectly, invest in Foguang and its business through equity M&A or asset M&A.

On December 15, 2009, Foguang and the Owners entered into the Contractual Arrangements with the WFOE. The Contractual Arrangements are comprised of a series of agreements as follows:

(a)
A Consulting Services Agreement, through which the WFOE has the right to advise, consult, manage and operate Foguang (the “Operating Entity”), and collect and own all of the net profits of the Operating Entity;

(b)
An Operating Agreement, through which the WFOE has the right to recommend director candidates and appoint the senior executives of the Operating Entity, approve any transactions that may materially affect the assets, liabilities, rights or operations of the Operating Entity, and guarantee the contractual performance by the Operating Entity of any agreements with third parties, in exchange for a pledge by the Operating Entity of its accounts receivable and assets;

(c)
A Proxy Agreement, under which the five owners of the Operating Entity have vested their collective voting control over the Operating Entity to the WFOE and will only transfer their respective equity interests in the Operating Entity to the WFOE or its designee(s);

(d)	An Option Agreement, under which the owners of the Operating Entity have granted the WOFE the irrevocable right and option to acquire all of their equity interests in the Operating Entity; and

(e)
An Equity Pledge Agreement, under which the owners of the Operating Entity have pledged all of their rights, titles and interests in the Operating Entity to the WFOE to guarantee the Operating Entity’s performance of its obligations under the Consulting Services Agreement.

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Under the Contractual Arrangements, the Company has, through the WFOE, control of Foguang and its business, and is entitled to receive Foguang’s net income. These were achieved, however, without the WFOE purchasing the equity interest of Foguang from the Owners or subscribing to the increase in the registered capital of Foguang. Thus, no equity M&A has occurred under the Contractual Arrangements. In addition, no asset M&A has occurred under the Contractual Arrangements because the WFOE did not purchase the assets of Foguang under the Contractual Arrangements. Therefore, MOFCOM and CSRC approvals under the Provisions are not required for the operation of Foguang’s business under the Contractual Arrangements.

The WFOE and Foguang are each a business entity duly established and validly existing under the laws of the PRC. The WFOE and Foguang are each in good standing under PRC law. Each of the WFOE and Foguang has the requisite corporate power to own, lease and operate its properties, to enter into contracts and to conduct its business. Each of the WFOE and Foguang is qualified to do business in the respective jurisdiction of its establishment. Under PRC law, the WFOE and Foguang are each an independent business entity not exposed to the liabilities incurred by the other.

The execution, delivery and performance of the aforesaid Contractual Arrangements, as may be amended and restated, by the WFOE, Foguang, and the Owners, and the consummation of the transactions contemplated thereby: (a) do not and will not result in a violation of, or constitute a default under (i) the respective organizational and/or governing documents of the WFOE and Foguang, (ii) any other agreements, notes, leases, mortgages, deeds or other instrument to which the WFOE and Foguang is a party to or by which any of such entities is bound or affected by, or (iii) any applicable law, rule or regulation of the PRC; and (b) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Contractual Arrangements) upon or with respect to the respective properties under the organizational and/or governing documents of these business entities. The execution and delivery of aforesaid Contractual Agreements will not result in a violation of, or constitute a default under, nor will it affect the validity or enforceability of, the Contractual Arrangements.

No authorization, approval, consent, filing or other order of any PRC governmental body, regulatory agency, self-regulatory organization, stock exchange or market, court or any third party is required to be obtained by any one of the WFOE, Foguang and the Owners, or all of them, in order to enter into and perform their respective obligations under the Contractual Arrangements, as may be amended and restated, or to exercise any rights and remedies under any of the Contractual Arrangements, as may be amended and restated.

The Contractual Arrangements constitute valid and binding obligations of the parties to such agreements. Each of the Contractual Arrangements, and the rights and obligations of the parties thereto, are enforceable and valid under the laws of the PRC.

E.	Regarding issue (v): Which PRC regulations may be applicable to and have a significant impact on Foguang’s business

There are two PRC regulations that are applicable to and have a significant impact on Foguang’s business:

(a)
The first is the Regulations on Funeral and Interment Control promulgated by Decree No. 225 of the State Council of the PRC on July 21, 1997 (the “Regulations”), under which the following articles have a significant impact on Foguang’s business:

(i)
Article 2 provides that the Ministry of Civil Affairs is the leading authority of the management of funeral services and local Civil Affairs Authorities above county level shall be responsible for the management of funeral services in their administrative areas;

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(ii)	Article 4 provides that local Governmental Civil Affairs Authorities above county level shall designate area in which a cemetery may be constructed;

(iii)
Article 5 provides that local Civil Affairs Authorities shall include the area allotted for cemetery in their Urban and Rural Construction Planning and the Capital Construction Planning (the “Planning”);

(iv)	Article 7 provides that the number, overall arrangement and planning of a cemetery shall be approved by a provincial-level government; and

(v)
Article 11 provides that cemetery plot usage period and cemetery plot size shall be determined by the government of each province, autonomous region or municipality, provided that such determination shall provide for body or crematory internment and shall conform to the State’s policy regarding land preservation and non-occupation of arable lands.

(b)
The second is the Rules on Funeral and Interment Control promulgated by the Chongqing municipal government on May 29, 1998 (the “Rules”). In addition to incorporating the foregoing articles and policies of the Regulations, Articles 21 of the Rules provides that the cemetery plot usage period and cemetery and cemetery plot size shall be strictly controlled. The usage period for cemetery plots shall not exceed 20 years, after which the owners of the plots shall apply for extension of usage period. Additionally, a burial vault for one or two persons’ crematory remains shall not exceed one square meter, a burial vault for one body shall not exceed four square meters, and a burial vault for two bodies shall not exceed six square meters.

F. Certain Limitations, Qualifications and Declaration

The opinions expressed hereinabove are based on documents furnished by China Redstone Group, Inc., and our interpretation of those laws and regulations of the PRC which in our experience are applicable. We note, however, that laws and the regulations in the PRC have been subject to substantial and frequent revisions in recent years. We cannot assure that any future interpretations of Chinese laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities, would not adversely impact or affect the opinions set forth in this opinion. This opinion has been prepared solely for being used as an exhibit in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares. Without the express prior written consent of our firm, this opinion may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any other governmental agency, or other party.

We consent to the use of this opinion as an exhibit in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

Very truly yours,

Exceedon & Partners Law Firm